Exhibit No. 8
AGREEMENT

     THIS AGREEMENT is made and entered into this 28th day of August, 1992, by and between WILLIAMS NATURAL GAS COMPANY ("WNG") and KIM EXPLORATION, INC. ("OPERATOR").

     WHEREAS, WNG has mineral interest and/or gas storage rights in, on and under tile following described real property;

     Certain properties located in Jefferson and Leavenworth Counties in the State of Kansas, commonly referred to as the McLOUTH STORAGE FIELD, said properties fully described in Exhibit "A" attached hereto and made a part hereof, and hereinafter referred to as the "LOCATION," and;

     WHEREAS, WNG is actively engaged in an underground natural gas storage operation in the proximity of the LOCATION from the surface to twenty fee, below the top of the Mississippi Lime, and

     WHEREAS, OPERATOR intends to conduct a fully integrated study of the McLouth Field which will include seismic tests and following such study intends to drill for and produce oil that may occur in the LOCATION;

     NOW, THEREFORE, in consideration of the premises and the. mutual covenants and agreements of the parties hereto which are set forth herein, WNG and OPERATOR agree as follows:

1.     (a)     During and following the completion of the seismic study,
OPERATOR may commence the drilling of a well or wells at the LOCATION and thereafter shall proceed with the drilling of said wells diligently and without unnecessary delay and in a workmanlike manner. All well locations still be submitted to and approved by WNG prior to the commencement of drilling, OPERATOR shall commence the initial well as provided above not later than One (1) year from the date of this agreement set forth above.

     (b) Within ninety days (90) days of the date of this Agreement OPERATOR will propose a geophysical program which will be mutually agreed upon prior to commencement. OPERATOR will provide WNG with copies of all seismic studies, all well logs, and any other relevant tests or studies conducted on any well in McLouth or dealing with the McClouth field.

     (c) Within twenty-four months (24) of the date of this Agreement, OPERATOR will assign WNG all right title and interest in ten wells drilled in MeLouth under this Agreement. All wells will be drilled on mutual agreeable well sites following a technical review of geophysical and geological data.

2.     (a) This agreement shall remain in force and effect for a term of one
(1) year from the date set forth above and so long thereafter as oil is produced from the leased premises in commercial Quantities provided that in the event production of oil shall cease then OPERATOR shall have a reasonable time, not to exceed one hundred eighty (180) (lays, in which to reestablish oil production in commercial quantities before tile lease is terminated for non-production. If, at the expiration of the primary term of this agreement, oil is not being produced oil tile leased premises in commercial quantities but OPERATOR is then engaged in drilling for oil and the Underlying line has not expired, then this agreement shall continue in force so long as drilling operations are being continuously prosecuted on the leased premises. Drilling operations shall be considered to be continuously prosecuted if not more than thirty days shall elapse between the completion or abandonment of one well and the spudding of a subsequent well, If oil shall be discovered and produced in commercial quantities from any such well or wells drilled or being drilled at or after the expiration of the primary term of this agreement, this agreement shall continue in force so long as oil shall be produced from the leased premises in commercial quantities and OPERATOR complies with the terms of the lease.

     (b) The parties understand and agree that WNG is engaged in storing natural gas in the McLouth Sand which is located within two hundred fifty feet
(250) feet above the top of the Mississippi and WNG specifically reserves the right to such stored gas in such formation or any other formations in which said stored gas might be found from the surface to twenty feet below the top of the Mississippi Lime.

3.     (a)     The OPERATOR shall deliver to WNG, free of cost, on the lease, or into the pipeline to which OPERATOR may connect its wells the equal of 1/16 of 8/8, part hereby reserved unto WNG as an Overriding Royalty of all oil produced and saved from the leases premises, or at WNG's option to pay to WNG for such one-sixteenth (1/16) Overriding Royalty the market value for oil of like grade and gravity prevailing on the day such oil is run into the pipeline or into storage tanks.

     (b) Except for that gas provided pursuant to paragraph 4 (1) all gas produced shall be returned to WNG at OPERATOR's cost and expense at a mutually agreeable location in WNG's pipeline or mutually agreeable formation, and if into the pipeline, against the prevailing pressures contained in WNG's pipeline from time to time and shall be of normal pipeline quality and shall not contain over 1/4 grain H2S nor over 20 grains of total Sulphur per 100 cubic feet, nor over 2% by volume of C02 nor over 1% by volume of oxygen. A gas return program shall be agreed upon as soon as it becomes necessary in order to properly return any gas produced from any wells drilled under this Agreement. WNG shall determine, in its sole discretion whether dehydration is necessary.

4.     (a)     If operations for the drilling of a well are not completed on said land on or before the date one (1) year from the date set forth above, this Agreement shall terminate as to both parties.

     (b) At least thirty (30) days prior to startup a well, OPERATOR shall obtain WNG's approval of OPERATOR's contractor and proposed drilling programs. This shall include, without limitation, the zone to be produced, the casing and cementing program , equipment to be used in drilling the well, the drilling mud and additives and the volume and method of zone, stimulation. Prior to the plugging and abandonment of any well or wells, OPERATOR shall obtain WNG's, approval of the plugging program to be used. No well shall be drilled within three hundred thirty (330) feet of any gas storage well without the prior written approval of WNG. OPERATOR shall minimize the volume of gas vented during testing and development.

     (c) OPERATOR agrees to furnish WNG with daily progress reports on each well which shall include, without limitation, drilling depths, all shows of oil and gas, results of drill stem tests, electrical logging surveys, samples of cores and cuttings if requested, well log upon completion, and plugging record. WNG shall have the right to observe OPERATOR's operation at all reasonable nines.

     (d) OPERATOR agrees to complete and/or plug any well or wells in a manner that will not allow WNG's stored gas to escape or interfere with WNG's underground gas storage operations.

     (e) Any and all gas produced by OPERATOR's well or wells shall remain the property of WNG and will be delivered to WNG as described in 3 above.

     (f) WNG has the option to take over, at OPERATOR's salvage value, any abandoned well or wells, or surface facilities related to oil production.

     (g) OPERATOR may re-inject gas only into the McLouth Sand formation at a mutually agreeable location and with mutually agreeable quality and measurement equipment.

     (h) OPERATOR shall not strip condensate from gas except by normal oilfield mechanical separation equipment, drips, sluggers, and tile like.

     (i) With respect to returned gas, WNG shall have the sole discretion in the selection and approval of the owner or operator of the dehydration facilities and OPERATOR will pay that owner or operator directly for such services. When WNG is the owner or operator of the dehydration facilities, charges for dehydration by WNG will be according to WNG's rates for dehydration at the time dehydration is performed.

     (j) With respect to returned gas, OPERATOR shall hold WNG harmless for oil production problems or delays in the event WNG experiences system equipment operating problems.

     (k) If requested by WNG all undrilled spacing units shall be released within one year after the last well completed by OPERATOR on the Location.

     (1) WNG shall provide sufficient lease gas for compression fuel, heat treaters, and dehydration facilities, The volume of such lease gas used on a monthly basis shall be subject to WNG's approval.

     (m) OPERATOR agrees to conduct its operation at its sole risk and expense and shall defend, indemnify, and hold harmless WNG, its parent, subsidiaries, and affiliates and their respective directors, officers, employees, representatives, and agents from and against any claim, demand, cause of action, liability, loss or expense (including without limitation, penalties, interest and attorney fees) arising from or related in any way to
(i) actual or asserted failure of OPERATOR, or its contractors, if any, to comply with any law, ordinance, code, regulation, rule., or order of any governmental body; (ii) injury to or death of persons (including, without limitation, the employees of WNG, OPERATOR and its contractors, and suppliers, if any, and their respective directors, officers, employees, representatives and agents and any third party, whether or not legally on the premises or at the location site); or (iii) damage to or loss of property (including, without limitation, the property of WNG); all arising directly or indirectly out of the acts or emissions of OPERATOR, its contractors or suppliers, if any, and their respective officers, employees, representatives, or agents, incident to the operations to be performed and operations to be conducted, irrespective of whether WNG was concurrently or jointly negligent and whether actively or passively, but excepting injury or death of persons or damage or loss of property caused by the sole negligence or willful misconduct of WNG.

     (n) (i) OPERATOR and its contractors, if any, shall at their sole cost maintain insurance coverages throughout the entire term of this Agreement as described in Paragraphs (1) through (5) below with insurance companies acceptable to WNG. The limits set forth are minimum limits and shall not be construed to limit OPERATOR's liability. All costs and deductible amounts shall be for the sole. account of the OPERATOR or contractor.

          (1) Worker's Compensation insurance and Employer's Liability Insurance with a limit of $100,000 each accident, including occupational disease coverage with a limit of $100,000 each employee, $500,000 aggregate limit.

          (2) Commercial General Liability Insurance with a combined single limit of $1,000,000 each occurrence, $1,000,000 aggregate, against claims for bodily injury, death, and property damage, including coverage for blanket contractual liability .(covering tile indemnity obligations under Paragraph 4(m), broad form property damage, personal injury liability, products/completed operations, and XC&U.

          (3)     Automobile Liability with combined single limit for bodily
injury and     property damage of $1,000,000 each occurrence to include
coverage
for all owned, non-owned, and hired vehicles.

          (4) If drilling occurs, excess or umbrella liability insurance with a combined single lit-nit of not less than $1,000,000 per occurrence, to be in excess of the liability coverages in items 1, 2 and 3 above.

          (5) Control of Well insurance in an amount not less than $1,000,000, that includes expense for cleanup, containment, seepage, and pollution.

          (ii) Irrespective of the requirements of insurance to be carried, the insolvency, bankruptcy, or failure of any such insurance company carrying insurance for OPERATOR, or the failure of any such insurance company to pay claims that occur shall not be held to waive any of the provisions hereof. All the above described policies, together with all other insurance now owned or purchased in the future, relating to the operations to be performed hereunder, shall provide that the insurance companies shall have no right of subrogation against WNG, its parent, subsidiaries, or affiliates,

          (iii) Modification or cancellation of policies providing coverage hereunder, as it affects the interest of WNG, shall be effective only after written notice is received by WNG from the insurance company thirty (30) days in advance of any such modification or cancellation. Prior to commencing operations hereunder, OPERATOR shall deliver to WNG certificates in form satisfactory to WNG evidencing trial existence of the insurance coverages provided for above.

          (iv) OPERATOR agrees, upon request of WNG, to submit the original or a certified copy of its insurance policies for inspection by WNG at any time.

     (o) OPERATOR shall comply with all terms, conditions ,and covenants (express or implied) of the underlying lease(s).

     (p) OPERATOR shall not commence any manner or form of secondary or tertiary recovery under this agreement or on the leases subject to this agreement.

5. It is understood and agreed by and between WNG and OPERATOR that the responsibility for pollution and contamination shall be as follows:

     (a) OPERATOR shall assume all responsibility for, including control and removal of, and protect, defend and save harmless from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, crude oil and natural gas and the components thereof, drilling fluid, pipe dope, paints, solvents, ballast, bilge and garbage.

     (b) OPERATOR shall assume all responsibility for, including control and removal of, and protect, defend, indemnify and save WNG harmless from and against all claims, demands, and causes of action of every kind and character arising directly or indirectly from all other pollution or contamination which any occur during the conduct of operations hereunder, including but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as, the use or disposition of drill mud, oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids.

     (c) In the event a third part), commits an act or emission which results in pollution or contamination for which either WNG or OPERATOR; for whom such party is performing work, is held to be legally liable, the responsibility therefor shall be considered, as between WNG and OPERATOR, to be the same as if the party for whom the work was performed had performed the same and all of the obligations respecting defense, indemnity, holding harmless and limitation of responsibility and liability, as set forth in (a) and (b) above, shall be specifically applied.

6.     (a)     In the event WNCI owns a less interest in the above described land than the entire and undivided mineral interest therein, then tile overriding royalty herein provided for shall be paid WNG in the proportion which its interest bears to the whole and undivided mineral interest. However, such overriding royalty shall be increased after any revision occurs to cover the interest so acquired.

     (b) OPERATOR acknowledges that WNG has granted Farmout Agreements, or other agreements allowing drilling activities in the McLouth Storage Field prior to the date of this Agreement, and that said agreements are still in force and effect due to commercial production being present, or other legal conditions. WNG will advise OPERATOR of the leases involved in such agreements prior to OPERATOR attempting to include such leases under this Agreement. Upon the expiration or termination of such agreements for any reason said leases will automatically become included under the terms and conditions of this Agreement,

7. No waiver by either WNG or OPERATOR of one or more defaults of the other in the performance of any of the provisions of this agreement shall be a waiver of any future default(s), whether of like or different character.

8. OPERATOR shall bury its pipelines at least 42 inches below the surface of tile ground. OPERATOR shall pay for all damages to the landowner, or tenant, caused by its operation, e.g. damages to crops. Provided OPERATOR shall have first fulfilled a its obligations, covenants and agreements under this agreement then OPERATOR shall have the right to remove all machinery and fixtures it has placed on the premises, following a WNG's approved environmental audit.

9. OPERATOR agrees that if any of its operations should interfere with WNG's storage field, OPERATOR shall immediately stop any such operation(s) and do everything necessary to stop said interference. Should WNG determine additional work or precaution are necessary to insure protection of its storage fields, OPERATOR agrees to institute such additional precautions at once and at OPERATOR's sole expense. OPERATOR agrees that any operations conducted on said lands, while gas is stored under said lands, shall be conducted to prevent the escape of gas from and the intrusion of water and other substances into any formation in which gas is so stored.

10. All notices or other correspondence to be given hereunder shall be in writing, delivered in person or by U.S. Mail, addressed as follows:

Williams Natural Gas Company
One Williams Center
P.O. Box 3288
Tulsa, Oklahoma 74101
Attention:     Vice President,
Supply and Gas Management

KLM Exploration, Inc,
P. 0. Box 151
McLouth, Kansas 66054

11. WNC; makes no representation or warranty, express, implied or otherwise, as to the interest or rights of WNG in the mineral rights, the interest granted hereunder, or otherwise.

12.     (a)     In the event the OPERATOR does not comply with the provisions of this Agreement and commence the drilling of a well within the time period set out herein, or when this Agreement otherwise terminates by its terms or by agreement of the parties, all lights of the OPERATOR in and to the Location shall be immediately automatically terminated and revert to WNG without the necessity of any document of reconveyance.

     (b) Further, in the event production in paying quantities shall be obtained from the Location by OPERATOR, but thereafter such production in paying quantities shall cease, or if OPERATOR shall subsequently cease or suspend production from the Location for more than one hundred eight (180) days, all rights of OPERATOR in and to the Location shall immediately and automatically terminate and revert to WNG without the necessity of any document of reconveyance. In addition, OPERATOR shall not have the authority to release any part of the underlying oil and gas lease, and any attempt by OPERATOR to so release any part of such lease shall cause all rights of OPERATOR in and to the Location to immediately and automatically terminate and revert to WNG without the necessity of any document of reconveyance and such purported release shall be of no force and effect.

13. OPERATOR shall not assigns sublet or transfer this instrument or the rights accruing hereunder without WNG's prior written consent, If the estate of either party hereto is assigned, the covenants hereof shall extend to their heirs, executors, administrators, successors, or assigns.

14. It is explicitly understood and agreed by and between the parties hereto that this document is not intended to convey any interest whatsoever in the property described herein other than the right to enter upon the property and drill for and sell oil which relay be produced pursuant to the provisions set out in this Agreement.

15.     (a)     OPERATOR agrees to provide a performance bond to comply fully with the conditions of the Agreement and which will provide for well plugging expenses in the event any well operated by the OPERATOR on the Location requires plugging and is not done in a timely manner by the OPERATOR. The bond shall be executed by a corporate surety authorized to do business in the state-of Kansas and shall be renewed and continued in effect until the conditions have been met or released by WNG. OPERATOR agrees to provide a performance bond in the amount of one million dollars.

     (b) Notwithstanding the absence of a performance bond, OPERATOR remains responsible for a costs of plugging of any well or wells on the Location in a manner that will not allow WNG's stored gas to escape or interfere with WNG's underground storage operations, and OPERATOR agrees to indemnify and hold WNG harmless from all such costs and expenses of plugging,

16. OPERATOR may at any time surrender or cancel this agreement in whole or iii part by delivering or mailing a release of this agreement to WNG, and by WNG placing same of record in the appropriate county.

17. A11 provisions of this agreement, express or implied, shall be subject to all federal and state laws and the orders, rules, or regulations of all governmental agencies administering the same.

18. This agreement and all its terms, conditions, and stipulations she extend to and be binding on all respective heirs, successors, and assigns of WNG and OPERATOR.

19. OPERATOR shall obtain Landowner ratification prior to commencing drilling activities on any lease. Ratifications may be obtained as the drilling program proceeds as long as they are received by WNG prior to OPERATOR entering onto any lease for the purpose of commencing a well.

IN WITNESS WHEREOF, this agreement has been signed the day and year first above written.

ATTEST:                                   WILLIAMS NATURAL GAS COMPANY

/S/ [Illegible]                         By: /S/ Steven J. Malcolm, V.P.

ATTEST:                                   KLM EXPLORATION, INC.

/S/ Douglas L. Baker, Asst. Secretary     By:  Kenneth Mason
PAGE

STATE OF KANSAS    )
                   :ss.
COUNTY OF JEFFERSON)

     On this 23rd day of July, 1992, before me, the undersigned, a Notary Public duly commissioned in and for the county and state aforesaid, came Kenneth Mason, president of KLM Exploration Co., Inc., a corporation of the State of Kansas, personally known to be such officer, and to be the same for himself and for said corporation for the uses and purposes therein set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seat on the day and year as above written.

[Notary Seal]
/S/ Ross M. Bolinger



STATE OF OKLAHOMA)
                 :ss.
COUNTY OF TULSA  )

     On this 28th day of August 1992, before me, the undersigned, a Notary Public, duly commissioned for the county and state aforesaid, came Stephen J. Malcolm, Vice President of WILLIAMS NATURAL GAS COMPANY, a corporation of the State of Delaware, personally known to me to be such officer, and to be the same person who executed as such officer the foregoing Instrument of writing in behalf of said corporation, and he duly acknowledged the execution of the same for himself and for said corporation for the uses and purposes therein set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal on the day and year as above written.

[Notary Seal]
/S/Cynthia D. Thulin

My Commission Expires:
October 16, 1996
PAGE

ADDENDUM TO AGREEMENT BETWEEN
WILLIAMS NATURAL GAS COMPANY AND
KLM EXPLORATION, INC.
DATED AUG. 28, 1992

     Notwithstanding any provisions of the above captioned Agreement, or the Gas Storage Lease covering said property, the undersigned landowners do hereby approve, ratify and confirm said Agreement and that certain Gas Storage Lease recorded ,at Book ______, Pages _____ in the Office of Deeds, Jefferson County, Kansas.

LANDOWNERS

___________________________  ________________________  ____________________
          Date                        Name                   Witness
___________________________  ________________________  ____________________
          Date                        Name                   Witness
___________________________  ________________________  ____________________
          Date                        Name                   Witness
___________________________  ________________________  ____________________
          Date                        Name                   Witness
___________________________  ________________________  ____________________
          Date                        Name                   Witness
___________________________  ________________________  ____________________
          Date                        Name                   Witness

Williams Natural Gas Company

By_______________________________       Attest__________________________
Title                                   Secretary
PAGE

EXHIBIT A

[Map of McLOUTH Storage Field]